                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 2) (1)

                          Latitude Communications, Inc.
                                (Name of Issuer)


                          Common Stock, par value $.001
                         (Title of Class of Securities)


                                    518292107
                                 (CUSIP Number)


                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 2 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Mayfield VII, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       -0-
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       -0-
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          -0-
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          PN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 3 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Mayfield VII Management Partners, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       -0-
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       -0-
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          -0-
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          PN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 4 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Mayfield Associates Fund II, a California Limited Partnership
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      California
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       -0-
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       -0-
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          -0-
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          PN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 5 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Yogen K. Dalal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       161
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       161
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          161
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 6 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      F. Gibson Myers, Jr.
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       158,765
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       158,765
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          158,765
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0.8%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 7 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Kevin A. Fong
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       50,071
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       50,071
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          50,071
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0.3%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 8 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      William D. Unger
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       -0-
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       -0-
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          -0-
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 9 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Wendell G. Van Auken, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       161
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       161
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          161
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 10 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      Michael J. Levinthal
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       100,146
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       100,146
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          100,146
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0.5%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

                                      13G
-----------------------                                 ----------------------
CUSIP No. 518292107                                     Page 11 of 16 pages.
-----------------------                                 ----------------------

------------------------------------------------------------------------------
      Name of Reporting Person
 1.   I.R.S. Identification No. of Above Persons (Entities Only)

      A. Grant Heidrich, III
------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group
 2.                                                             (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC Use Only
 3.

------------------------------------------------------------------------------
      Citizenship or Place of Organization
 4.
      U.S.
------------------------------------------------------------------------------
                          Sole Voting Power
                     5.
Number of                       161
Shares             -----------------------------------------------------------
                          Shared Voting Power
Beneficially         6.
Owned by                        -0-
                   -----------------------------------------------------------
Each                      Sole Dispositive Power
                     7.
Reporting                       161
Person             -----------------------------------------------------------
                          Shared Dispositive Power
With                 8.
                                -0-
------------------------------------------------------------------------------
      Aggregate Amount Beneficially Owned by Each Reporting Person
9.
          161
------------------------------------------------------------------------------
      Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
10.
                                                                           [_]
------------------------------------------------------------------------------
      Percent of Class Represented by Amount in Row (9)
11.
          0%
------------------------------------------------------------------------------
      Type of Reporting Person
12.
          IN
------------------------------------------------------------------------------

Item 1.

      (a)  Name of Issuer:

           Latitude Communications, Inc.

      (b)  Address of Issuer's Principal Executive Offices:

           2121 Tasman Drive
           Santa Clara, CA 95054

Item 2.

      (a)  Name of Persons Filing:

           Mayfield VII, a California Limited Partnership
           Mayfield VII Management Partners, a California Limited Partnership Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
           F. Gibson Myers, Jr.
           Kevin A. Fong
           William D. Unger
           Wendell G. Van Auken, III
           Michael J. Levinthal
           A. Grant Heidrich, III

      (b)  Address of Principal Business Office:

           c/o Mayfield Fund
           2800 Sand Hill Road
           Menlo Park, CA 94025

      (c)  Citizenship:

           The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

      (d)  Title of Class of Securities:

           Common Stock, par value $.001

      (e)  CUSIP Number:

           518292107

                              Page 12 of 16 pages.

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

           Not applicable

Item 4.    Ownership

           The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference. Shares beneficially owned by each individual reporting person are held as trustee of a trust for the benefit of such reporting person and members of his family (except for 23,766 shares that are beneficially owned by Mr. Myers through a family partnership and 50,071 shares that are held directly by Mr. Fong).

Item 5.    Ownership of Five Percent or Less of a Class

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person

           Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

           Not applicable.

Item 8.    Identification and Classification of Members of the Group

           Not applicable.

Item 9.    Notice of Dissolution of Group

           Not applicable.

Item 10.   Certification

           Not applicable.

                              Page 13 of 16 pages.

                                   SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2002
                                   MAYFIELD VII
                                   A California Limited Partnership

                                   By: Mayfield VII Management Partners,
                                       a California Limited Partnership,
                                       Its General Partner

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Authorized Signatory

                                   MAYFIELD VII MANAGEMENT PARTNERS
                                   A California Limited Partnership

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Authorized Signatory

                                   MAYFIELD ASSOCIATES FUND II
                                   A California Limited Partnership

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Authorized Signatory

                                   YOGEN K. DALAL

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Attorney In Fact

                                   F. GIBSON MYERS, JR.

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Attorney In Fact

                                   KEVIN A. FONG

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Attorney In Fact

                                   WILLIAM D. UNGER

                                   By: /s/ James T. Beck
                                       -----------------------------------------
                                       James T. Beck, Attorney In Fact

                              Page 14 of 16 pages.

                                       WENDELL G. VAN AUKEN, III

                                       By: /s/ James T. Beck
                                           -------------------------------------
                                           James T. Beck, Attorney In Fact

                                       MICHAEL J. LEVINTHAL

                                       By: /s/ James T. Beck
                                           -------------------------------------
                                           James T. Beck, Attorney In Fact


                                       A. GRANT HEIDRICH, III

                                       By: /s/ James T. Beck
                                           -------------------------------------
                                           James T. Beck, Attorney In Fact

                              Page 15 of 16 pages.

                                  EXHIBIT INDEX

Exhibit 1 - "JOINT FILING AGREEMENT" is hereby incorporated by reference to
Exhibit 1 to the Statement on Schedule 13G dated February 13, 2001.

Exhibit 2 - "POWERS OF ATTORNEY" is hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 13, 2001.

                              Page 16 of 16 pages.